                                                                     EXHIBIT 4.4


         THIS FIRST AMENDMENT AND WAIVER dated March 24, 1993 (the or this "First Amendment") to the several Note Agreements each dated as of August 31, 1992 (the "Note Agreements") between SMITH INTERNATIONAL, INC., a Delaware corporation (the "Company"), and each of the institutions identified in
Schedule I thereto (collectively, the "Purchasers"), is between the Company and each of the institutions which is a signatory to this First Amendment (the "Required Noteholders").

                                   RECITALS:

         A. The Company and each of the Purchasers have heretofore entered into separate and several Note Agreements, each dated as of August 31, 1992 (the "Note Agreements"). The Required Noteholders are the holders of at least 66-2/3% of the outstanding $95,000,000 9.83% Senior Secured Notes, due October 1, 2001 (the "Notes") of the Company issued and sold under and pursuant to the Note Agreements.

         B. The Company and the Required Noteholders now desire to waive certain Events of Default under the Note Agreements and to amend the Note Agreements effective on March ____, 1993 (the "Effective Date") in the respects, but only in the respects, hereinafter set forth. Pursuant to Section
7.1 of the Note Agreements, the consent of the holders of at least 66-2/3% of the aggregate principal amount of the outstanding Notes is required to waive non-compliance with a provision of the Note Agreements and amend the Note Agreements as contemplated herein.

         C. Capitalized term used herein but not otherwise defined shall have the meanings assigned thereto in the Note Agreements.

         NOW, THEREFORE, the acceptance hereof by the Required Noteholders and the full and complete satisfaction of the conditions precedent to the effectiveness of this First Amendment set forth in Section 3.1 hereof, will confirm the understanding of the Company and the Required Noteholders that the Note Agreements shall be and are hereby amended in the following respects:

         SECTION 1.       AMENDMENTS.

         Section 1.1. The reference in the second line of Section 2.2 of the Note Agreements to "Section 2.4" shall be amended to read "Section 2.5".

         Section 1.2. Sections 2.4, 2.5 and 2.6 of the Note Agreements shall be renumbered 2.5, 2.6 and 2.7, respectively, and a new Section 2.4 shall be added to read as follows:

                 Section 2.4. Prepayment upon Specified Asset Sale. (a)(1) The Company shall provide written notice (a "Company Asset Sale Notice") not more than 60 nor less than 45 days prior to the date that a Specified Asset Sale (as hereinafter defined) is reasonably likely to occur in the manner provided in Section 9.6 hereof to all holders of the

         Notes; provided, however, that, notwithstanding the foregoing, with respect to the Halliburton Asset Sale, to the extent the same is scheduled on the date hereof to be consummated on or prior to March 31, 1993, the Company shall provide the Company Asset Sale Notice to all holders of the Notes simultaneously with the execution and delivery of this First Amendment. The Company Asset Sale Notice shall be in writing and shall (i) set forth a summary of the transaction or transactions constituting such Specified Asset Sale; (ii) refer to this Section 2.4 and the right of the holders of the Notes to require the Company to purchase their Notes on the terms and conditions provided for herein; (iii) offer to prepay in full the outstanding Notes, together with accrued interest to the date of prepayment and a premium equal to the then applicable Asset Sale Make-Whole Amount, which offer to prepay may be made contingent upon the consummation of the anticipated Specified Asset Sale; (iv) specify two dates for prepayment of the Notes (the "First Prepayment Date" and "Second Prepayment Date"); provided, that if such dates for prepayment can not be specified with certainty, the Company may provide its best estimate of such dates; and (v) provide a calculation of the estimated amount of premium and accrued interest applicable to the First Prepayment Date and the Second Prepayment Date.

                 (2) The First Prepayment Date shall be not more than three Business Days following the date on which the Company shall have received substantially all of the cash proceeds from such Specified Asset Sale nor in any event more than 65 days after such Specified Asset Sale; provided, however, that notwithstanding the foregoing, with respect to the Halliburton Asset Sale, the First Prepayment Date shall be the earlier of (i) the Business Day on which, under the terms of the Bailee Agreement, the Bailee shall have received the proceeds from the sale of the shares of the Common Stock of Halliburton pursuant to the Underwriting Agreement and deposited the same in Account No. 99401268, at Bankers Trust Company and (ii) a date not more than 65 days after the consummation of the Halliburton Asset Sale. The Second Prepayment Date shall be not more than 105 days nor less than 100 days after the First Prepayment Date. In the event that the First Prepayment Date or Second Prepayment Date identified in the Company Asset Sale Notice are only estimates of such expected prepayment dates, the Company shall confirm the actual prepayment date or dates as soon as it has actual knowledge of the same by notice to each holder of the Notes given no less than five Business Days prior to such actual prepayment date, provided that the First Prepayment Date and Second Prepayment Date shall in any event satisfy the time requirements contained in the immediately two preceding sentences of this Section 2.4(a)(2).

                 (3) Each holder of the then outstanding Notes shall have the right to accept such offer of prepayment on either the First Prepayment Date or the Second Prepayment Date and require prepayment of the Notes held by such holder on either of such dates by written notice to the Company (a "Noteholder Asset Sale Notice") delivered not later than (i) three Business Days prior to the First Prepayment Date if such holder elects to accept such offer of prepayment on the First Prepayment Date or (ii) 90 days after the First Prepayment Date if such holder elects to accept such offer of prepayment on the Second Prepayment Date. No later than two Business Days





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
         prior to the First Prepayment Date and no later than 95 days after the First Prepayment Date, the Company shall provide each holder of the Notes with the name of each holder of Notes and the aggregate principal amount of such Notes held by each such holder that has theretofore elected to be prepaid on the First Prepayment Date and the Second Prepayment Date, respectively. Two Business Days prior to each of the First Prepayment Date and the Second Prepayment Date, the Company shall provide each holder of Notes to be prepaid on each such date, written notice of the premium, if any, payable in connection with each such prepayment calculated on and as of such Business Day and, whether or not any premium is payable, a reasonably detailed computation of the Asset Sale Make-Whole Amount; provided, however, that notwithstanding the foregoing, with respect to the Halliburton Asset Sale, each holder of the Notes shall have received such written notice of the computation of the Asset Sale Make-Whole Amount on a date three Business Days after the Underwriters shall have executed the Underwriting Agreement.

                 (4) The Company shall on each of the First Prepayment Date and the Second Prepayment Date, respectively, prepay all Notes held by holders which have so accepted such offer of prepayment for each such date, together with accrued interest thereon to the date of such prepayment and, subject to Section 9.14 and to the extent not prohibited by applicable law, a premium equal to the then applicable Asset Sale Make-Whole Amount.

                 (5) In the event that the net proceeds from any such Specified Asset Sale (other than the net proceeds of the Halliburton Asset Sale) shall be insufficient to prepay in full the principal amount of the Notes held by each holder of the Notes which has accepted such offer of prepayment on and as of the First Prepayment Date or the Second Prepayment Date, as the case may be, the prepayment called for hereby shall be made on a pro rata basis among the holders which have so accepted such offer of prepayment on either such Prepayment Date and no Event of Default shall be deemed to have occurred as a result thereof solely by virtue of such partial prepayment on such Prepayment Date; provided, however, that notwithstanding the foregoing, the Company shall in any event be required to prepay in full the principal amount of the Notes held by each holder of the Notes which has accepted an offer of prepayment as a result of the Halliburton Asset Sale, together with accrued interest thereon to the date of such prepayment and, subject to Section 9.14 and to the extent not prohibited by applicable law, a premium equal to the then applicable Asset Sale Make-Whole Amount.

                 (b) (1) Without limiting the foregoing and notwithstanding the failure on the part of the Company to give the Company Asset Sale Notice as and when herein required, each holder of the Notes that shall not have received such Company Asset Sale Notice shall have the right to require the Company to prepay, and the Company will prepay, such holder's Notes in full, together with accrued interest thereon to the date of prepayment and, subject to Section
         9.14 and to the extent not prohibited by applicable law, an amount equal to the then applicable Asset Sale Make-Whole Amount at any time after such holder has actual knowledge of any such Specified Asset Sale.

         Notice of any required prepayment pursuant to this Section 2.4(b) shall be delivered by a holder of the Notes which was entitled to, but did not receive, such Company Asset Sale Notice to the Company after such holder has actual knowledge of such Specified Asset Sale.

                 (2) On the date (the "Delayed Specified Asset Sale Prepayment Date") designated in such holder's notice (which shall be not more than 45 nor less than 30 days following the date of such holder's notice), the Company shall prepay in full all the Notes held by such holder, together with accrued interest thereon to the date of prepayment and, subject to Section 9.14 and to the extent not prohibited by applicable law, an amount equal to the then applicable Asset Sale Make-Whole Amount, determined as of two Business Days prior to the Delayed Specified Asset Sale Prepayment Date; provided, however, that if such holder has failed to receive the required Company Asset Sale Notice with respect to the Halliburton Asset Sale, the Delayed Specified Asset Sale Prepayment Date designated in such holder's notice shall be either the First Prepayment Date or the Second Prepayment Date.

                 (3) If the holder of any Note gives any notice pursuant to this Section 2.4(b), the Company shall, within five days of receipt of such notice, give to all other holders of the Notes written notice
         (i) setting forth a summary of the transaction or transactions constituting such Specified Asset Sale(ii) referring to this Section 2.4(b) and the right of the holders of the Notes to require the Company to purchase their Notes on the terms and conditions provided for herein, (iii) offering to prepay in full the outstanding Notes, together with accrued interest to the date of prepayment and a premium equal to the then applicable Asset Sale Make-Whole Amount and (iv) identifying the Delayed Specified Asset Sale Prepayment Date. Each of such holders shall then and thereupon have the right to accept the Company's offer to prepay the Notes held by such holder and require prepayment of such Notes (together with accrued interest thereon to the date of such prepayment and, subject to Section 9.14 and to the extent not prohibited by applicable law, a premium equal to the then applicable Asset Sale Make-Whole Amount) by delivery of a written notice within ten days following receipt of such notice from the Company; provided only that any date for prepayment of such Notes shall be the Delayed Specified Asset Sale Prepayment Date. The
         Company agrees to make such prepayment on the Delayed Specified
         Asset Sale Prepayment Date.

                 (4) In the event that the Net Proceeds from any such Specified Asset Sale shall be insufficient to prepay in full the principal amount of the Notes on such Delayed Specified Asset Sale Prepayment Date held by each holder of the Notes which has accepted such offer of prepayment, the prepayment called for hereby shall be made on a pro rata basis among the holders which have so accepted such offer of prepayment and no Event of Default shall be deemed to have occurred as a result thereof solely by virtue of such partial prepayment on such Delayed Specified Asset Sale Prepayment Date; provided, however, that notwithstanding the foregoing, the Company shall in any event be required to prepay in full the principal amount of the Notes held by each holder of the Notes which has notified the Company that it wishes such Notes to be prepaid as a result of the Halliburton Asset Sale, together with accrued interest thereon to the date of such prepayment and, subject to
Section 9.14 and to the extent not prohibited by applicable law, a premium equal to the then applicable Asset Sale Make-Whole Amount.

                 (c) For the purposes of this Section 2.4, a "Specified Asset Sale" shall have occurred if:

                          (1) the Company or any Subsidiary shall sell, lease, transfer, abandon or otherwise dispose of assets (valued at net book value) which:

                                  (i)      together with all other assets of
                          the Company and its Subsidiaries previously disposed of during the same fiscal year, exceed 10% of Consolidated Net Tangible Assets, determined as of the end of the lately preceding fiscal year, or

                                  (ii)     together with all other assets of
                          the Company and its Subsidiaries previously disposed of during the same fiscal year contributed more than 10% of Consolidated EBIT for the immediately preceding fiscal year of the Company; or (iii) and
                          (iv) (per second amendment)

                 provided, however, that the foregoing shall not include or apply to (A) assets sold by the Company to customers or by the Company to a Wholly-owned Subsidiary which then and thereupon sells such assets to customers, in any such case in the ordinary course of business, (B) assets of a Subsidiary sold, leased, transferred or otherwise disposed of to the Company or a Wholly-owned Subsidiary or (C) the disposal of Idle Assets,

                 or

                          (2) the Company or any Subsidiary shall sell, pledge or otherwise dispose of its entire Investment in any Subsidiary and the assets (valued at net book value) of the Subsidiary sold, pledged or otherwise disposed of:

                                  (i)      together with all other assets of
                          the Company and its Subsidiaries previously disposed of during the same fiscal year (other than to (A) customers in the ordinary course of business or (B) the Company or a Wholly-owned Subsidiary) exceed 10% of Consolidated Net Tangible Assets, determined as of the end of the immediately preceding fiscal year; or

                                  (ii)     together with all other assets of
                          the Company and its Subsidiaries previously disposed of during the same fiscal year (other than to (A) customers in the ordinary course of business or (B) the Company or a Wholly-owned Subsidiary) contributed more than 10% of

                          Consolidated EBIT for the immediately preceding fiscal year of the Company;

                 provided, however, that the foregoing shall not apply to the sale or other disposition of Subsidiary Stock to the Company or any Wholly-owned Subsidiary.

         Computations pursuant to Section 2.4(c)(1) shall include dispositions made pursuant to Section 2.4(c)(2) and computations pursuant to
         Section 2.4(c)(2) shall include dispositions made pursuant to Section 2.4(c)(1).

                 (d) This Section 2.4 shall not in any manner be construed to affect the right of any holder of the Notes to require prepayment of its Notes pursuant to and in accordance with the provisions of
         Section 2.3.

         Section 1.3. The reference in the first sentence of Section 2.6 of the Note Agreements to "Section 2.6" shall be amended to read "Section 2.7".

         Section 1.4. The second proviso in Section 5.13(b) of the Note Agreements shall be amended to read as follows:

         provided, however, that for purposes of the foregoing calculation, there shall not be included (A) any of the Idle Assets disposed of, or
         (B) any assets the proceeds from the sale of which were or are used first, to prepay the Notes pursuant to Section 2.4 and second, within twelve months of the date of sale of such assets to (y) the acquisition of property or assets useful and intended to be used and actually used in the operations of the Company and its Subsidiaries and having a fair market value (as determined in good faith by the Board of Directors of the Company) at least equal to that of the assets so disposed of, reduced by the principal amount of Notes prepaid pursuant to Section 2.4 from any sale of assets described in clause (B) above, or (z) the prepayment, at any applicable prepayment premium, on a pro rata basis, of Funded Debt of the Company (other than (i) Subordinated Indebtedness of the Company or any of its Subsidiaries and (ii) Guarantees by the Company of Funded Debt of others). It is understood and agreed by the Company that, after giving effect to any prepayment of the Notes pursuant to Section 2.4, any such proceeds paid and applied to the prepayment of the Notes as provided in the foregoing clause (z) shall be prepaid as and to the extent provided in Section 2.2 of this Agreement.

         Section 1.5. The second proviso in Section 5.13(c) of the Note Agreements shall be amended to read as follows:

         provided, however, that for purposes of the foregoing calculation, there shall not be included (A) any of the Idle Assets disposed of, or
         (B) any of the proceeds from the sale of which were or are used first, to prepay the Notes pursuant to Section 2.4 and second, within twelve months of the date of sale of such assets to either (y) the acquisition of property or assets useful and intended to be used and actually used in the operations of the Company and its Subsidiaries and having a fair market value (as determined in good faith by the Board of directors of the Company) at least equal to that of the assets so disposed of, reduced by the principal amount of Notes prepaid pursuant to Section
         2.4 from any sale of assets described in clause (B) above, or (z) the prepayment, at any applicable prepayment premium, on a pro rata basis, of Funded Debt of the Company (other than (i) Subordinated Indebtedness of the Company or any of its Subsidiaries and (ii) Guaranties by the Company of Funded Debt of others. It is understood and agreed by the Company that, after giving effect to any prepayment of the Notes pursuant to Section 2.4, any such proceeds paid and applied to the prepayment of the Notes as provided in the foregoing clause (z) shall be prepaid as and to the extent provided in Section
         2.2 of this Agreement.

         Section 1.6. Section 8.1 of the Note Agreements shall be amended by the addition of the following definitions in alphabetical order:

                 "Asset Sale Make-Whole Amount" shall mean in connection with any prepayment pursuant to Section 2.4 the excess, if any, of (a) the aggregate present value as of the date os such prepayment or payment of each dollar of principal being prepaid (taking into account the application of such prepayment required by Section 2.1) and the amount of interest (exclusive of interest accrued to the date of prepayment) that would have been payable in respect of such dollar if such prepayment had not been made, determined by discounting such amounts at the Reinvestment Rate from the respective dates on which they would have been payable, over (b) 100% of the principal amount of the outstanding Notes being prepaid or paid. If the Reinvestment Rate is equal to or higher that 9.83%, the Asset Sale Make-Whole Amount shall be zero. For purposes of any determination of the Asset Sale Make-Whole Amount:

                          "Reinvestment Rate" shall mean (1) 1.50%, plus the
                 yield reported on the display designated as "Page 5" on the Telerate Service (or, if not available, any other nationally recognized trading screen reporting on-line intraday trading in United States government Securities) at 11:00 A.M. (Chicago time) for United States government Securities having a maturity (rounded to the nearest month) corresponding tot he remaining Weighted Average Life to Maturity of the principal being prepaid or paid (taking into account the application of any prepayment or payment required by Section 2.1) or (2) in the event that no such nationally recognized trading screen reporting on-line intraday trading in United States government Securities in available, Reinvestment Rate shall mean 1.50%, plus the arithmetic mean of the yields for the two columns under the heading "Week Ending" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of the principal being prepaid or paid (taking into account the application of such prepayment required by Section 2.1). If no maturity exactly corresponds to such Weighted Average Life to Maturity, yields for the two published maturities most closely corresponding to such Weighted Average Life to Maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Asset Sale Make-Whole Amount shall be used.

                          "Remaining Dollar-Years" of such principal shall mean
                 the amount obtained by (1) multiplying (i) the remainder of
                 (A) the amount of principal that would have become due on each scheduled payment date if such prepayment or payment had not been made, less (B) the amount of principal on the Notes schedules to become due on such date after giving effect to such prepayment of payment and the application thereof in accordance with the provisions of Section 2.1, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between the date of determination and such scheduled payment date, and (2) totaling the products obtained in (1).

                          "Statistical Release"  shall mean the then most
                 recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which established yields on actively traded U.S. Government Securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination hereunder, then such other reasonably comparable index which shall be designated by the holders of 66-2/3% in aggregate principal amount of the outstanding Notes.

                          "Weighted Average Life to Maturity" of the principal
                 amount of the Notes being prepaid shall mean, as of the time of any determination thereof, the number of years obtained by dividing the then Remaining Dollar-Years of such principal by the aggregate amount of such principal.

                 "Bailee" shall mean Simpson Thacher & Bartlett, the Bailee under and pursuant to the terms of the Bailee Agreement.

                 "Bailee Agreement" shall mean that certain Bailee Agreement dated March ____, 1993 by and among Texas Commerce Bank National Association, the Company, Bankers Trust Company, as Collateral Agent, and The First Boston Corporation and Shearson Lehman Brothers Inc., as representatives of the Underwriters substantially in the form attached hereto as Exhibit F.

                 "Company Asset Sale Notice" shall have the meaning specified in Section 2.4(a).

                 "Delayed Specified Asset Sale Prepayment Date" shall have the meaning specified in Section 2.4(b).

                 "First Prepayment Date" shall have the meaning specified in
Section 2.4(a).

                 "Halliburton" shall mean Halliburton Company, a Delaware corporation.

                 "Halliburton Asset Sale" shall mean the sale of the directional drilling business of the Company in exchange for shares of Common Stock of Halliburton under and pursuant to the Asset Acquisition Agreement dated as of January 14, 1993 between the Company and Halliburton.

                 "Noteholder Asset Sale Notice" shall have the meaning specified in Section 2.4(a).

                 "Second Prepayment Date" shall have the meaning specified in
         Section 2.4(a).

                 "Specified Asset Sale" shall have the meaning specified in
         Section 2.4(c).

                 "Subsidiary Stock" shall have the meaning specified in Section 5.13(c).

                 "Underwriters" shall mean the underwriters who are a party to the Underwriting Agreement.

                 "Underwriting Agreement" shall mean the Underwriting Agreement dated as of March ____, 1993 among the Company, certain Subsidiaries of the Company who are a party thereto and the Underwriters providing for the purchase by the Underwriters of Common Stock of Halliburton and the sale of such Common Stock of Halliburton in a public offering registered under the Securities Act of 1933, as amended.

         Section 1.7. The definition of "Reinvestment Rate" contained within the definition of "Make-Whole Amount" in Section 8.1 of the Note Agreements shall be amended by replacing the phrase "under the respective headings "This Week" and "Last Week"" with the phrase "for the two columns under the heading "Week Ending"".

SECTION 2.       WAIVER.

         Upon and by virtue of this First Amendment becoming effective as herein contemplated, the failure of the Company to meet:

                 (a) the required ratio of Consolidated EBIT to Consolidated Interest Expense as set forth in Section 5.7(b) of the Note Agreements as of the fiscal quarters ended September 30, 1992 and December 31, 1992, based upon the financial statements of the Company and its Subsidiaries for the fiscal quarters ended as of each such date; and

                 (b) the required ratio Consolidated Current Assets to Consolidated Current Liabilities as set forth in Section 5.6 of the Note Agreements as of the fiscal quarter ended December 31, 1992, based upon the financial statements of the Company and its Subsidiaries for the fiscal quarter ended as of such date;

and which failures constitute Events of Default under the Note Agreements, shall be and are hereby waived by the Purchasers, provided, however, that if the sale of the Company's directional drilling assets to Halliburton does not occur on or prior to March 31, 1993, such waiver shall then and thereupon cease to be effective. Upon and by virtue of this First Amendment becoming effective as herein contemplated, the failure of the Company to comply with Section 4.05 of the Security Agreement by reason of the transfer by the Company to HCS Leasing Corp., a wholly-owned subsidiary of the Company, of the patents and intellectual property rights that the Company has agreed to sell to Halliburton Company, which failure constitutes an Event of Default under the Security Agreement and the Note Agreements, shall be and is hereby waived by the Purchasers, provided, however, that if the sale of the Company's directional drilling assets to Halliburton does not occur on or prior to March 31, 1993, such waiver shall then and thereupon cease to be effective.

         The Company understands and agrees that the waivers contained in this
Section 2 pertain only to the matters and to the extent herein described and not to any other actions of the Company under, or matters arising in connection with, the Note Agreements or to any rights which the Purchasers have arising by virtue of any such other actions or matters.

SECTION 3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company hereby represents and warrants to each of you that all of the representations and warranties set forth in Exhibit A attached hereto are true and correct as of the Effective Date and are incorporated herein by reference with the same force and effect as though herein set forth in full.

SECTION 4.       MISCELLANEOUS.

         Section 4.1. This First Amendment shall become effective and binding upon the Company and the Purchasers on the Effective Date upon the acceptance hereof by the Required Noteholders in the space below and upon the satisfaction in full of the following conditions:

                 (a) The Purchasers shall have received, in form and substance reasonably satisfactory to the Purchasers and their special counsel, such documents and evidence with respect to the Company as the Purchasers may reasonably request in order to establish the existence and good standing of the Company and the authorization of the transactions contemplated by this First Amendment;

                 (b) The Purchasers shall have received an opinion of counsel from counsel to the Company covering the matters set forth in clause (a) above (other than the good standing of the Company) and such other matters relating to this First Amendment as the Purchasers may reasonably request;

                 (c) Any consents or approvals from any holder or holders of any outstanding Security of the Company and any amendments of agreements pursuant to which any Securities amy have been issued which shall be necessary to permit the consummation of th transactions contemplated hereby shall have been obtained and all such consents or amendments shall be reasonably satisfactory in form and substance to the Purchasers and their special counsel; and

                 (d) Each of (1) the First Amendment to Security Agreement between the Company and the Collateral Agent dated as of March ____, 1993 substantially in the form attached hereto as Exhibit B (the "First Amendment to Security Agreement"), (2) the Registration Rights Agreement effective as of March ____, 1993 between the Company and Halliburton in the form attached hereto as Exhibit C and (3) the First Amendment to Credit Agreement and Waiver effective on March ____, 1993 among the signatories thereto in the form attached hereto as Exhibit D (the "First Amendment to Credit Agreement") shall have been duly executed and delivered by the parties thereto and shall constitute the legal, valid and binding obligation of each of the parties thereto and shall be enforceable against each of the respective parties thereto in accordance with its terms.

         Section 4.2. The undersigned holders of the Notes hereby (A) authorize the Collateral Agent to execute and deliver (1) that certain Partial Release of Liens and Security Interests dated as of March ____, 1993, (2) the First Amendment to Security Agreement, (3) the UCC-3 collateral release statements for the collateral described in the Partial Release of Liens and Security Interests (4) the Bailee Agreement and the Release of Liens and Security Interests in Halliburton Stock attached as Exhibit A to the Bailee Agreement; (5) the Full Release and Discharge dated as of March ____, 1993 and the related PPSA filing relating to Canadian assets; (6) the Agreement on Re-Transfer of Certain Securities dated as of March ____, 1993 related to German assets; (7) the Release Document dated as of March ____, 1993 relating to Norwegian assets; (8) the Instrument of Alteration to Effect Release of Property from Bond and Floating Charge dated as of March ____, 1993 related to United Kingdom assets; and (9) the Global Release of Liens and Security Interests dated as of March ____, 1993 relating to the Canadian, German, Norwegian and United Kingdom assets, (B) consent to the First Amendment to Credit Agreement, and (C) consent to the lease by the Company of a portion of the property covered by the Deed of Trust, which lease shall be pursuant to
Article II of the Transition Agreement between the Company and Halliburton Company substantially in the form attached hereto as Exhibit E.

         Section 4.3. Whenever in any certificate, letter, notice or other instrument reference is made to the Note Agreements, such reference without more shall include reference to this First Agreement.

         Section 4.4. Except as modified and expressly amended by this First Amendment, the Note Agreements are in all respects ratified, confirmed and approved and all of the terms, provisions and conditions thereof shall be and remain in full force and effect. Notwithstanding anything contained herein to the contrary, this First Amendment shall not be construed to modify or affect the rights and obligations of the signatories to the Intercreditor Agreement as set forth therein.

         Section 4.5. The Company agrees to pay all reasonable fees and expenses of the Purchasers and their special counsel in connection with the preparation of this First Amendment.

         Section 4.6. This First Amendment may be executed and delivered in any number of counterparts, each of such counterparts constituting an original, but all together only one First Amendment.

                                               SMITH INTERNATIONAL, INC.

                                               By /s/ J. KENNEDY
                                                   Its Treasurer

                                               By /s/ VINCENT XXXXX
                                                   Its Assistant Treasurer

Agreed to and accepted:

                                               THE NORTHWESTERN MUTUAL LIFE
                                                   INSURANCE COMPANY

                                               By /s/ J. THOMAS CHRISTOFFERSON
                                                      J. Thomas Christofferson
                                                      Its Vice President

                                               PRINCIPAL MUTUAL LIFE INSURANCE
                                                   COMPANY

                                               By /s/ GEORGE E. ALTON
                                                      George E. Alton
                                                  Its Second Vice President
                                                      Securities Trading

                                               By /s/ JON C. HEINY
                                                      Jon C. Heiny
                                                  Its Counsel

                                        JOHN HANCOCK MUTUAL LIFE INSURANCE
                                          COMPANY

                                         By /s/ EUGENE R. HODGE, JR.
                                            Its Investment Officer

                                        JOHN HANCOCK VARIABLE LIFE INSURANCE
                                          COMPANY

                                        By /s/ STEPHEN A. MACLEAN
                                           Its Investment Vice President

                                               AMERICAN INTERNATIONAL LIFE
                                                 ASSURANCE COMPANY OF NEW YORK

                                               By /s/ J. PAUL GATLIN
                                                   Its AVP

                                               AIG LIFE INSURANCE COMPANY

                                               By /s/ J. PAUL GATLIN
                                                   Its AVP

                                          IDS LIFE INSURANCE COMPANY

                                          By /s/ LORRAINE R. HART
                                             Its Vice President, Investments


                                          IDS LIFE INSURANCE COMPANY OF NEW YORK

                                          By /s/ LORRAINE R. HART
                                             Its Investment Officer

                                        AMERICAN ENTERPRISE LIFE INSURANCE
                                           COMPANY

                                        By /s/ LORRAINE R. HART
                                           Its Vice President, Investments

                                        FARM BUREAU LIFE INSURANCE COMPANY

                                        By /s/ RICHARD D. WARMING
                                               Richard D. Warming
                                           Its Vice President, Investments

                                         FLB LIFE INSURANCE COMPANY

                                         By /s/ RICHARD D. WARMING
                                                Richard D. Warming
                                            Its Vice President, Investments

                                               THE PENN MUTUAL LIFE INSURANCE
                                                   COMPANY

                                               By /s/ BARBARA B. HENDERSON
                                                   Its Assistant Vice President

                                               THE PENN INSURANCE & ANNUITY
                                                   COMPANY

                                               By /s/ BARBARA B. HENDERSON
                                                   Its Investment Officer

                                               OHIO NATIONAL LIFE ASSURANCE
                                                 CORPORATION

                                               By /s/ JOSEPH P. BROM
                                                      Joseph P. Brom
                                                  Its Senior Vice President and
                                                       Chief Investment Officer

                       CONFIRMATION OF GUARANTY AGREEMENT

         SII Megadiamond, Inc., (the "Guarantor") pursuant to that certain Guaranty Agreement dated as of October 2, 1992 (the "Guaranty"), which has been executed and delivered by the Guarantor to the Purchasers, hereby agrees that its liabilities thereunder and the Security Documents to which such Guarantor is a party are and shall remain enforceable against such Guarantor in accordance with their terms, and are, and shall continue to be, in full force and effect and shall not be reduced, altered, limited, lessened or in any way affected by the execution and delivery of the First Amendment and Waiver dated as of even date herewith and to which this Confirmation is attached, executed by the Company and the Required Noteholders, and are hereby confirmed and ratified in all respects.

         WITNESS THE EXECUTION HEREOF, effective as of the ____ day of March, 1993.

                                                   SII MEGADIAMOND, INC.



                                                   By: /s/ NEAL SUTTON
                                                     Name: Neal Sutton
                                                     Title: Vice President

                         REPRESENTATIONS AND WARRANTIES


         The Company represents and warrants to you as follows:

         1.      Corporate Organization and Authority. The Company and each
Subsidiary

                 (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

                 (b) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted; and

                 (c) is duly licensed or qualified and is good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except for such jurisdictions wherein the failure to be so licensed or qualified would not have a Material Adverse Effect.

         2. Full Disclosure. Neither the First Amendment and Waiver, the First Amendment to the Security Agreement, the Bailee Agreement nor any other written statement furnished by the Company to you in connection with the negotiation of the First Amendment and Waiver, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact peculiar to the Company which the Company has not disclosed to you in writing which materially affects adversely nor, so far as the Company can now foresee, will materially affect adversely the Properties, business, prospects, profits or condition (financial or otherwise) of the Company or the ability of the Company to enter into and perform the First Amendment and Waiver, the First Amendment to the Security Agreement and the Bailee Agreement.

         3. Transactions Legal and Authorized. The execution and delivery of the First Amendment and Waiver, the First Amendment to the Security Agreement and the Bailee Agreement--

                 (a)      are within the corporate powers of the Company;

                 (b) will not violate any material provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, the Certificate of Incorporation or By-laws of the Company or any loan agreement, indenture or other agreement or instrument to which the Company will be a party or by which it may be bound on the Effective Date or result in the imposition of any Lien on any property of the Company; and



                                   EXHIBIT A
                        (to First Amendment and Waiver)

                 (c) have been duly authorized by proper corporate action on the part of the Company )no action by the stockholders of the Company being required by law, by the Certificate of Incorporation or the By-laws of the Company or otherwise), executed and delivered by the Company and each of the First Amendment and Waiver, the First Amendment to the Security Agreement and the Bailee Agreement constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable in accordance with its respective terms.

         4. Pending Litigation. There are no proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company in any court or before any governmental authority or arbitration board or tribunal which, if adversely determined, could have a material, adverse effect on the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries. The Company is not in default with respect to any order of any court or governmental authority or arbitration board or tribunal.

         5. No Defaults. The Company is not in default in the payment of principal or interest on any Indebtedness for borrowed money and, other than those Events of Default specified in Section 2 of the First Amendment and Waiver, is not in default under any instrument or instruments or agreements under and subject to which any Indebtedness for borrowed money has been issued and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder. The Company is not in violation of any term of any agreement, charter instrument, regulation or other instrument to which it is a party or by which it maybe bound which violation would have a material adverse effect on the business or the financial condition of the Company.

         6. Consents. No approval, consent or withholding of objection on the part of any regulatory body, state, Federal or local, is necessary in connection with the execution and delivery by the Company of the First Amendment and Waiver, the First Amendment to the Security Agreement and the Bailee Agreement or Compliance by the Company with any of the provisions thereof. All approvals and consents required from any other Person for the due execution and delivery by the Company of the First Amendment and compliance by the Company with any of the provisions thereof have been obtained and are in full force and effect.

         7. Release of Liens. The property and assets identified on Annex A to that certain Partial Release of Security Interest dated March ____, 1993 and in the various UCC-3's which the Company has requested the Collateral Agent to execute and deliver are the property and assets which are being sold to Halliburton on or about the Effective Date. Upon the consummation of the Halliburton Asset Sale, the Company shall have no right, title or interest in any of the property or assets described in Annex A to the Partial Release of Security Interests. The definition of "Excluded Assets" set forth in Annex A is a complete and accurate description of the property and assets which will not be conveyed to Halliburton under the terms of the Halliburton Asset Sale, and the Partial Release of Security

Interests will not affect in any manner the lien and security interest of the Collateral Agent in such Excluded Assets.





                                      A-3